Exhibit 5.1

January 21, 2015
Brixmor Operating Partnership LP
420 Lexington Avenue
New York, New York 10170

Ladies and Gentlemen:
We have acted as counsel to Brixmor Property Group Inc., a Maryland corporation (the “Company”) and to Brixmor Operating Partnership LP, a majority-owned subsidiary of the Company and a Delaware limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S‑3 (File No. 333-201464-01) (the “Registration Statement”) filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Operating Partnership of $700,000,000 aggregate principal amount of 3.850% Senior Notes due 2025 (the “Notes”) pursuant to the Underwriting Agreement dated January 13, 2015 (the “Underwriting Agreement”), between the Operating Partnership and the several Underwriters named in Exhibit A thereto.
We have examined the Registration Statement; the Operating Partnership’s prospectus dated January 13, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated January 13, 2015 (together with the Base Prospectus, the “Prospectus”), filed by the Operating Partnership pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act; the Indenture, dated as of January 21, 2015, between the Operating Partnership, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”) (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of January 21, 2015, among the Operating Partnership, Brixmor OP GP LLC, a Delaware limited liability company, BPG Subsidiary Inc., a Delaware corporation, and the Trustee (the “First Supplemental Indenture and, together with the Base Indenture, the “Indenture”), relating to the Notes; duplicates of the global notes representing the Notes; and the Underwriting Agreement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized, executed and issued by the Operating Partnership and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Operating Partnership enforceable against the Operating Partnership in accordance with their terms.
Our opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) the waiver of rights and defenses contained in Sections 113 and 1601(b) of the Base Indenture or (B) Section 111 of the Base Indenture relating to the severability of provisions of the Base Indenture.
We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware Revised Uniform Limited Partnership Act.
We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Current Report on Form 8-K of the Operating Partnership filed in connection with the offer and sale of the Notes by the Operating Partnership and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP